Exhibit 10.67
EXECUTION VERSION

EQUITY IMPLEMENTATION AGREEMENT

between

3C TELECOMMUNICATIONS PROPRIETARY LIMITED

and

THE PREPAID COMPANY PROPRIETARY LIMITED

and

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED

and

THE PARTIES IDENTIFIED IN SCHEDULE 1.1.52

and

ALBANTA TRADING 109 PROPRIETARY LIMITED

and

CEDAR CELLULAR INVESTMENT 1 (RF) PROPRIETARY LIMITED

and

MAGNOLIA CELLULAR INVESTMENT 2 (RF) PROPRIETARY LIMITED

and

YELLOWWOOD CELLULAR INVESTMENT 3 (RF) PROPRIETARY LIMITED

and

CELL C PROPRIETARY LIMITED

- i -

PARTIES:

This Agreement is made between:

(1)	3C TELECOMMUNICATIONS PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 1999/010091/07 (3C);

(2)	THE PREPAID COMPANY PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 1999/016716/07 (BLT);

(3)	NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2002/031446/07 (NET1);

(4)	THE PARTIES IDENTIFIED IN SCHEDULE 1.1.52 HERETO (collectively referred to as M5);

(5)	ALBANTA TRADING 109 PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2015/261614/07 (MS15);

(6)	CEDAR CELLULAR INVESTMENT 1 (RF) PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2017/068178/07 (SPV1);

(7)	MAGNOLIA CELLULAR INVESTMENT 2 (RF) PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2017/068221/07 (SPV2);

(8)	YELLOWWOOD CELLULAR INVESTMENT 3 (RF) PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2017/068241/07 (SPV3); and

(9)	CELL C PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 1999/007722/07 (the Company).

WHEREAS

A.

Following a period of financial difficulties, the Company and certain other stakeholders have been in negotiations with the objective of reaching an agreement for the restructuring of the Company’s equity and debt.

B.

Each of BLT, NET1, M5, MS15 and the SPV Subscribers have been identified as parties which would add significant value as shareholders in the Company and, as such, have agreed to partake in the Proposed Transaction.

C.

The Parties are entering into this Agreement in order to provide an implementation framework for the Proposed Transaction and to provide for certain key commercial and legal principles, terms and conditions which will, as amongst them, be applicable to the envisaged transactions collectively.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement and the preamble above, unless the context requires otherwise:

1.1.1	3C means 3C Telecommunications Proprietary Limited, a company incorporated in South Africa under registration number 1999/010091/07;

1.1.2

Accounting Principles means the latest accounting principles, policies and generally accepted accounting practice applied by the Company in accordance with all Applicable Laws and IFRS, consistently applied, and consistent with past accounting and management practice as is contained and/or reflected in the Annual Financial Statements;

1.1.3	Affiliate means:

1.1.3.1

in relation to any Undertaking, any subsidiary (or its equivalent) or any parent Undertaking (namely, a holding company or its equivalent) of that Undertaking and any subsidiary (or its equivalent) of any such parent Undertaking (namely, a holding company or its equivalent), in each case from time to time; and

1.1.3.2	in relation to an individual means a Related Person or any Undertaking (including any trusts) in which such individual or his/her Related Person has ownership or a Controlling Interest;

1.1.4	AFSA has the meaning given to it in clause 14.3;

1.1.5	Aggrieved Party has the meaning given to it in clause 10.1;

1.1.6

Agreed Form means, in relation to a document, the form of that document which has been initialed for the purpose of identification by or on behalf of 3C and the Subscribing Parties (in each case as validly amended, substituted, varied, novated, revived, replaced, restated and/or supplemented from time to time);

1.1.7	Agreement means this equity implementation agreement and includes the Schedules which shall form part of it;

1.1.8

Annual Financial Statements means the signed consolidated audited financial statements of the Group for the year ended December 2016, prepared in accordance with the Accounting Principles and including the audited: (i) balance sheet; (ii) income statement; (iii) cash flow statement; and (iv) statement of changes in equity, including related notes and schedules thereto;

1.1.9

Applicable Law means any laws, by-laws, statutes, rules, regulations, subordinate legislation, orders, ordinances, notices, notifications, directions, restrictions, common law, judgments, decrees, circulars, decisions or other requirements or directives of any Governmental Entity, and includes the Companies Act, the Currency and Exchanges Act, anti-bribery legislation, as well as any protocols, policies, codes, guidelines, standards, resolutions, guidance notes and any interpretation of any of the foregoing by a Governmental Entity, in all cases only to the extent that they have the force of law;

1.1.10

Approvals means, as applicable, licences, permits, permissions, authorisations, rights, consents, clarifications, approvals, clearances, confirmations, waivers, exemptions and registrations from any Governmental Entity, including without limitation any licences and registrations under Applicable Law relating to Tax;

1.1.11

Associates means Undertakings where a minority part of the shares or portion of the other interest in such Undertaking is held by a member of the Group but where such Undertaking does not form part of the Group and is not consolidated into the financial accounts of the Company;

1.1.12	BLT means The Prepaid Company Proprietary Limited, a company incorporated in South Africa under registration number 1999/016716/07;

1.1.13	BLT Parent means Blue Label Telecoms Limited, a company incorporated in South Africa under registration number 2006/022679/06;

1.1.14

BLT Subscription Agreement means the subscription agreement between the Company and BLT pertaining to the subscription by BLT for the BLT Subscription Shares, entered into simultaneously with this Agreement;

1.1.15	BLT Subscription Price means the BLT Subscription Price as defined in the BLT Subscription Agreement;

1.1.16	BLT Subscription Shares means the BLT Subscription Shares as defined in the BLT Subscription Agreement;

1.1.17	Board of Directors means the board of directors of the Company from time to time;

1.1.18

Business means the business conducted by the Group from time to time being, predominantly as at the Implementation Date, the operation of an Electronic Communications Network and the provision of Electronic Communications Network services to the public and includes all ancillary activities and successor technologies;

1.1.19	Business Day means any calendar day other than a Saturday, Sunday or statutory holiday in South Africa;

1.1.20	Cell C SP means Cell C Service Provider Company Proprietary Limited, a company registered in accordance with the laws of South Africa under registration number 2001/008017/07;

1.1.21	CIPC means the Companies and Intellectual Properties Commission established by section 185 of the Companies Act;

1.1.22	Closing means completion of all the matters envisaged in clause 9 on the Implementation Date;

1.1.23	Companies Act means the Companies Act, No. 71 of 2008, as amended;

1.1.24	Companies Regulations means the Companies Regulations, 2011;

1.1.25	Company means Cell C Proprietary Limited, a company registered in accordance with the laws of South Africa under registration number 1999/007722/07;

1.1.26

Company Indemnity Agreement means the indemnity agreement to be entered into between the Company and Oger Telecom Limited pertaining to certain indemnities provided by the Company to Oger Telecom Limited;

1.1.27	Conditions means the conditions precedent to which this Agreement is subject set out in clause 3 and Condition means any of them;

1.1.28	Confidential Information has the meaning given to it in clause 12.1;

1.1.29	Controlling Interest means:

1.1.29.1	the ownership or control (directly or indirectly) of more than 50% (fifty per cent) of the voting share capital of the relevant Undertaking;

1.1.29.2	the ability to direct the casting of more than 50% (fifty per cent) of the votes exercisable at general meetings of the relevant Undertaking on all, or substantially all, matters;

1.1.29.3	the ability otherwise to direct or instruct the affairs, decisions or actions of the relevant Undertaking; or

1.1.29.4

the right to appoint or remove directors of the relevant Undertaking holding a majority of the voting rights at meetings of the board of such Undertaking on all, or substantially all, matters, in each case by a person or persons acting individually or in concert, directly or indirectly, including by virtue of their shareholding or management rights or shareholders’ agreements or voting agreements or in any other manner;

1.1.30	Currency and Exchanges Act means the Currency and Exchanges Act, No. 9 of 1933, as amended;

1.1.31	Defaulting Party has the meaning given to it in clause 10.1;

1.1.32	Designated Representative has the meaning given to it in the Master Implementation Agreement;

1.1.33	Directors means the Company’s directors from time to time, and Director means any of them;

1.1.34	Dispute Notice has the meaning given to it in clause 14.2;

1.1.35

Electronic Communications means the emission, transmission or reception of information, including without limitation, voice, sound, data, text, video, animation, visual images, moving images and pictures, signals or a combination thereof by means of magnetism, radio or other electromagnetic waves, optical, electromagnetic systems or any agency of a like nature, whether with or without the aid of tangible conduct, but does not include content service;

1.1.36	Electronic Communications Network means any system of Electronic Communications facilities (excluding subscriber equipment), including without limitation:

1.1.36.1	satellite systems;

1.1.36.2	fixed systems (circuit- and packet-switched);

1.1.36.3	mobile systems;

1.1.36.4	fibre optic cables (undersea and land-based);

1.1.36.5	electricity cable systems (to the extent used for Electronic Communications services); and

1.1.36.6	other transmission systems, used for conveyance of Electronic Communications,

and all successor technologies;

1.1.37

Encumbrance in relation to any shares, includes any pledge, charge, hypothecation, lien, subordination, mortgage, option over, right of retention or any other encumbrance whatsoever, or any form of hedging or similar derivative instrument of any nature whatsoever of or over those shares, or any lending of shares, and the words Encumber, Encumbered and Encumbering shall have corresponding meanings;

1.1.38	Exchange Control Regulations means the Exchange Control Regulations, 1961, as amended (including any applicable directive and rulings of Exchange Control and Treasury);

1.1.39	Financial Markets Act means the Financial Markets Act, No. 19 of 2012, as amended;

1.1.40

FinSurv means the Financial Surveillance Department of the SARB responsible for the administration of exchange control on behalf of the Minister of Finance or an officer of Treasury who, by virtue of the division of work in Treasury, deals with the matter on the authority of the Minister of Finance;

1.1.41	Funds Flow Bank has the meaning given to it in the Master Implementation Agreement;

1.1.42	Governmental Entity means:

1.1.42.1

the government of South Africa (including any national, state, municipal or local government or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank, commission or other authority thereof;

1.1.42.2

any governmental, quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax, importing or other governmental authority or quasi-governmental authority within South Africa; and

1.1.42.3	any licensed exchange in terms of the Financial Markets Act within South Africa;

1.1.43	Group means the Company and its Subsidiaries from time to time and Group Company shall mean any one company or Undertaking within the Group, as the context may require;

1.1.44	IFRS means International Financial Reporting Standards as issued from time to time by the International Accounting Standards Board or its successor body;

1.1.45	Implementation Date has the meaning given to it in the Master Implementation Agreement;

1.1.46	Independent Expert has the meaning given to it in clause 13.2;

1.1.47	Interim Period means the period between 1 January 2016 and Closing on the Implementation Date;

1.1.48

JSE means JSE Limited, a company registered in accordance with the laws of South Africa under registration number 2005/022939/06, trading under the name and style of “Johannesburg Stock Exchange” which is licensed as an exchange under the Financial Markets Act;

1.1.49	Listing Requirements means the listing requirements of the JSE, as amended from time to time;

1.1.50	Long Stop Date has the meaning given to it in clause 3.1;

1.1.51

Losses means all losses, damages, costs (including without being limited to reasonable attorneys’ fees and any out-of-pocket expenses incurred in connection with applicable investigations) and other liquidated liabilities, but excludes consequential damages or damages that may result from damage to reputation, goodwill and/or brand;

1.1.52

M5 means, collectively, those individuals set out in Schedule 1.1.52 and any reference to M5 shall be a reference to such individuals acting jointly, unless the context specifically indicates otherwise;

1.1.53

M5 Subscription Agreement means the subscription agreement between the Company and M5 pertaining to the subscription by M5 for the M5 Subscription Shares, entered into simultaneously with this Agreement;

1.1.54	M5 Subscription Price means the M5 Subscription Price as defined in the M5 Subscription Agreement;

1.1.55	M5 Subscription Shares means the M5 Subscription Shares as defined in the M5 Subscription Agreement;

1.1.56

Management Accounts means the monthly statements of comprehensive income and statements of financial position prepared and finalised by the Company during the month immediately following the calendar month to which the relevant statement of comprehensive income and statement of financial position relates, which shall be prepared on the same basis and include the same level of detail that the Company has prepared such statements historically and shall include cash flow statements;

1.1.57

Master Implementation Agreement means the agreement titled “Master Implementation and Funds Flow Agreement” between, inter alia, the Parties and the Company’s lenders to be concluded on or about the Signature Date;

1.1.58	MOI means the Agreed Form memorandum of incorporation of the Company to be adopted with effect from Closing;

1.1.59	MS15 means Albanta Trading 109 Proprietary Limited, a company incorporated in South Africa under registration number 2015/261614/07;

1.1.60

MS15 Subscription Agreement means the subscription agreement between the Company and MS15 pertaining to the subscription by MS15 for the MS15 Subscription Shares, entered into simultaneously with this Agreement;

1.1.61	MS15 Subscription Price means the MS15 Subscription Price as defined in the MS15 Subscription Agreement;

1.1.62	MS15 Subscription Shares means the MS15 Subscription Shares as defined in the MS15 Subscription Agreement;

1.1.63	Net Debt means any contractual obligation for the Group pertaining to monies borrowed, including shareholder loans:

1.1.63.1

less cash and cash equivalents (excluding cash received from working capital receivables and paid in respect of working capital payables outside of the ordinary course of business and Restricted Cash);

1.1.63.2	adjusted for working capital payables and working capital receivables that are exceptional and outside of the ordinary course of business that:

1.1.63.2.1	are not settled in a timely manner in accordance with normal payment terms;

1.1.63.2.2	are unusual, material and non-recurring, and

1.1.63.2.3	whose timely settlement is not restricted by:

1.1.63.2.4	lack of budgetary approvals;

1.1.63.2.5	lack of board approvals;

1.1.63.2.6	lack of regulatory approvals (including that of the SARB); or

1.1.63.2.7	lack of bank financing;

1.1.63.3	adjusted for current and owing income tax assets and/or liabilities;

1.1.63.4	adjusted for dividends declared but not settled;

1.1.63.5	adjusted for any credit deposits advanced by customers not covered in the working capital payables or the working capital receivables (without double counting); and

1.1.63.6	adjusted for any committed but unpaid capital drawdowns due in respect of investments in Associates / joint ventures made by the Company.

For the avoidance of doubt, Net Debt shall not include financial lease obligations;

1.1.64	Net Debt Confirmation has the meaning given to it in clause 5.1.1;

1.1.65	NET1 means Net1 Applied Technologies South Africa Proprietary Limited, a company incorporated in accordance with the laws of South Africa under registration number 2002/031446/07;

1.1.66

NET1 Subscription Agreement means the subscription agreement between the Company and NET1 pertaining to the subscription by NET1 for the NET1 Subscription Shares, entered into simultaneously with this Agreement;

1.1.67	NET1 Subscription Price means the NET1 Subscription Price as defined in the NET1 Subscription Agreement;

1.1.68	NET1 Subscription Shares means the NET1 Subscription Shares as defined in the NET1 Subscription Agreement;

1.1.69	Notice Period has the meaning given to it in clause 10.1;

1.1.70	Operative Provisions has the meaning given to it in clause 2;

1.1.71	Parties means each of 3C, BLT, NET1, M5, MS15, the SPV Subscribers and the Company, and Party means any one of them;

1.1.72	Pro Forma Net Debt Statement has the meaning given to it in clause 3.1.11;

1.1.73	Proposed Transaction means all the transactions contemplated by the Transaction Documents;

1.1.74	Rand or ZAR means South African Rand, the lawful currency of South Africa;

1.1.75	Related Person has the meaning given to it in Section 2 of the Companies Act;

1.1.76

Restricted Cash means cash and cash equivalents, as interpreted under IFRS, which are used as surety, security or restricted in some way by a contractual obligation (excluding any cash deposited into an account where the release of such cash is only subject to providing relevant notice to the financial institution in question). Where such restricted cash is used as surety or security in respect of a liability, to the extent: (i) such liability is treated as monies borrowed; and (ii) such restricted cash can be offset against such liability as part of the settlement of that liability, then Net Debt shall be stated by netting off the Restricted Cash with the associated monies borrowed;

1.1.77	Return of Airtime Agreement means the agreement between the Company, BLT and Cell C SP pertaining to the sale of airtime by BLT to Cell C SP;

1.1.78	SARB means the South African Reserve Bank;

1.1.79	Schedules means Schedules 1.1.52, 9 and 13.2 to this Agreement, and Schedule shall be construed accordingly;

1.1.80	Shareholders Agreement means the shareholders agreement between the Subscribing Parties and the Company entered into simultaneously with the entering into of this Agreement;

1.1.81	Shares means shares in the issued ordinary share capital of the Company;

1.1.82	Signature Date means the date on which this Agreement is signed by the Party signing last in time;

1.1.83	South Africa means the Republic of South Africa;

1.1.84	SPV Subscribers means, collectively, SPV1, SPV2 and SPV3;

1.1.85	SPV Subscription Agreements means, collectively, the SPV1 Subscription Agreement, the SPV2 Subscription Agreement and the SPV3 Subscription Agreement;

1.1.86	SPV Subscription Price means the total of the SPV1 Subscription Price, SPV2 Subscription Price and the SPV3 Subscription Price;

1.1.87	SPV Subscription Shares means the total of the SPV1 Subscription Shares, SPV2 Subscription Shares and SPV3 Subscription Shares;

1.1.88	SPV1 means Cedar Cellular Investment 1 (RF) Proprietary Limited, a company incorporated in South Africa under registration number 2017/068178/07;

1.1.89	SPV1 MOI means the Agreed Form memorandum of incorporation of SPV1 to be adopted with effect from Closing;

1.1.90

SPV1 Subscription Agreement means the subscription agreement between the Company and SPV1 pertaining to the subscription by SPV1 for the SPV1 Subscription Shares, entered into simultaneously with this Agreement;

1.1.91	SPV1 Subscription Price means the SPV1 Subscription Price as defined in the SPV1 Subscription Agreement;

1.1.92	SPV1 Subscription Shares means the SPV1 Subscription Shares as defined in the SPV1 Subscription Agreement;

1.1.93	SPV2 means Magnolia Cellular Investment 2 (RF) Proprietary Limited, a company incorporated in South Africa under registration number 2017/068221/07;

1.1.94	SPV2 MOI means the Agreed Form memorandum of incorporation of SPV2 to be adopted with effect from Closing;

1.1.95

SPV2 Subscription Agreement means the subscription agreement between the Company and SPV2 pertaining to the subscription by SPV2 for the SPV2 Subscription Shares, entered into simultaneously with this Agreement;

1.1.96	SPV2 Subscription Price means the SPV2 Subscription Price as defined in the SPV2 Subscription Agreement;

1.1.97	SPV2 Subscription Shares means the SPV2 Subscription Shares as defined in the SPV2 Subscription Agreement;

1.1.98	SPV3 means Yellowwood Cellular Investment 3 (RF) Proprietary Limited, a company incorporated in South Africa under registration number 2017/068241/07;

1.1.99	SPV3 MOI means the Agreed Form memorandum of incorporation of SPV3 to be adopted with effect from Closing;

1.1.100

SPV3 Subscription Agreement means the subscription agreement between the Company and SPV3 pertaining to the subscription by SPV3 for the SPV3 Subscription Shares, entered into simultaneously with this Agreement;

1.1.101	SPV3 Subscription Price means the SPV3 Subscription Price as defined in the SPV3 Subscription Agreement;

1.1.102	SPV3 Subscription Shares means the SPV3 Subscription Shares as defined in the SPV3 Subscription Agreement;

1.1.103	Subscribing Parties means BLT, NET1, M5, MS15 and the SPV Subscribers, and Subscribing Party means any one of them;

1.1.104	Subscription Agreements means the BLT Subscription Agreement, the NET1 Subscription Agreement, the M5 Subscription Agreement, the MS15 Subscription Agreement and the SPV Subscription Agreements;

1.1.105	Subscription Consideration means, collectively the BLT Subscription Price, the NET1 Subscription Price, the M5 Subscription Price, the MS15 Subscription Price and the SPV Subscription Price;

1.1.106	Surviving Provisions has the meaning given to it in clause 3.2.2;

1.1.107	Suspended Provisions has the meaning given to it in clause 3.1;

1.1.108	Takeover Regulation Panel means the Takeover Regulation Panel, established pursuant to section 196 of the Companies Act;

1.1.109	Takeover Regulations means the regulations made by the Minister in terms of sections 120 and 223 of the Companies Act;

1.1.110	Target Net Debt means Net Debt of not more than ZAR6,000,000,000 (six billion Rand) immediately following Closing;

1.1.111

Tax means all taxes, charges, imports, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, imposed, levied, collected, withheld or assessed by a Governmental Entity, together with any penalties, fines or interest relating thereto, and Taxes and Taxation shall be construed accordingly;

1.1.112

Transaction Documents means this Agreement, the Master Implementation Agreement, the BLT Subscription Agreement, the NET1 Subscription Agreement, the M5 Subscription Agreement, the MS15 Subscription Agreement, the SPV Subscription Agreements, the Shareholders Agreement and the MOI, each as validly amended, substituted, varied, novated, revived, replaced, restated and/or supplemented from time to time; and

1.1.113

Undertaking means a company, a body corporate or partnership or unincorporated association carrying on trade or business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description.

1.2	Interpretation

1.2.1	Unless expressly provided to the contrary or inconsistent with the context, a reference in this

Agreement to:

1.2.1.1

this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or that other agreement, document or instrument as amended, varied, novated or substituted from time to time;

1.2.1.2	a clause, sub-clause or Schedule is to a clause, sub-clause or schedule to this Agreement;

1.2.1.3

a person includes any natural person, firm, company, corporation, body corporate, juristic person, unincorporated association, government, state or agency of a state or any association, trust, partnership, syndicate, consortium, joint venture, charity or other entity (whether or not having separate legal personality);

1.2.1.4	any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.1.5	the singular includes the plural and vice versa;

1.2.1.6	a word or expression given a particular meaning includes cognate words or expressions;

1.2.1.7	any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day is a day that is not a Business Day, the next Business Day;

1.2.1.8

a statutory provision includes any subordinate legislation made from time to time under that provision and a reference to a statutory provision includes that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;

1.2.1.9

the words including, include or in particular followed by specific examples shall be construed by way of example or emphasis only and shall not be construed, nor shall it take effect, as limiting the generality of any preceding words, and the eiusdem generis rule is not to be applied in the interpretation of such specific examples or general words; and

1.2.1.10	the words other or otherwise shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.2.2	All the headings and sub-headings in this Agreement are for convenience and reference only and shall be ignored for the purposes of interpreting it.

1.2.3

A term defined in a particular clause or Schedule in this Agreement, unless it is clear from the clause or Schedule in question that application of the term is to be limited to the relevant clause or Schedule bears the meaning ascribed to it for all purposes of in this Agreement, notwithstanding that that term has not been defined in clause 1.1 and, where there is any inconsistency between any term defined in clause 1.1 and any term defined in any clause or Schedule in this Agreement, then, for the purposes of construing such clause or Schedule the term as defined in such clause or Schedule prevails.

1.2.4	No rule of construction may be applied to the disadvantage of a Party because that Party was responsible for or participated in the preparation of this Agreement or any part of it.

1.2.5

If a definition confers substantive rights or imposes substantive obligations on a Party, such rights and obligations shall be given effect to and are enforceable as substantive provisions of this Agreement, notwithstanding that they are contained in that definition.

2.	PROVISIONS WHICH TAKE IMMEDIATE EFFECT

The provisions of this clause 2 and clauses 1, 3, 4, 5, 6, 7, 8 and 10 to 18 (both inclusive) shall take effect and become operative immediately upon the Signature Date (the Operative Provisions).

3.	CONDITIONS PRECEDENT

3.1

All the provisions of this Agreement (except for the Operative Provisions (such provisions the Suspended Provisions)) take effect and become operative only upon the fulfilment or waiver of the following Conditions by or on 31 August 2017, unless otherwise stipulated below (unless otherwise specified or agreed to in writing by the Parties) (Long Stop Date):

3.1.1

any exchange control approval which may be required from FinSurv in terms of the Exchange Control Regulations to implement the Proposed Transaction is duly obtained in writing in accordance with all applicable legal requirements, provided that the Company undertakes to apply for such approval as soon as may be reasonably practicable after the Signature Date;

3.1.2

the Takeover Regulation Panel grants waivers on the application of the Takeover Regulations to the Proposed Transaction, if applicable, and that, to the extent applicable and not already obtained, all necessary shareholder waivers are obtained by 31 August 2017;

3.1.3

that, by no later than 31 August 2017 (or such later date as may be agreed in writing between the Company, NET1 and BLT), the shareholders of BLT Parent have passed, to the extent necessary, the resolutions required in terms of the Companies Act and the Listings Requirements to approve and implement, inter alia, the Proposed Transaction and the entering into of this Agreement, including the following resolutions:

3.1.3.1	an ordinary resolution approving the implementation of the Proposed Transaction as a ”Category 1” transaction under the Listings Requirements; and

3.1.3.2	an ordinary resolution authorising any director of BLT Parent to take all actions necessary and sign all documents required to give effect to the resolutions listed in this clause,

it being agreed that the Company shall, by 30 June 2017, deliver to BLT Parent the reporting accountant’s report as well as certain reviewed financial information in respect of the period ending 31 December 2016 as may reasonably be required by BLT Parent in order to prepare its shareholder circular to obtain the approvals envisaged in this clause 3.1.3;

3.1.4	that the Parties obtain all such regulatory approvals as may be required by Applicable Law in order to implement the Proposed Transaction;

3.1.5

that, by no later than 3 (three) Business Days prior to the Implementation Date (or such later date as may be agreed in writing by the Company, BLT and NET1), BLT provides the other Parties with written confirmation that it has raised the required funding to pay the BLT Subscription Price as set out in this Agreement and the BLT Subscription Agreement;

3.1.6

that, by no later than 3 (three) Business Days prior to the Implementation Date (or such later date as may be agreed in writing by the Company, BLT and NET1), NET1 provides the other Parties with written confirmation that it has raised the required funding to pay the NET1 Subscription Price as set out in this Agreement and the NET1 Subscription Agreement;

3.1.7

that, by no later than 2 (two) days prior to the Implementation Date, the Company has procured that all documents required in order to register the MOI with CIPC are duly lodged with CIPC in order for the MOI to be registered with effect from the Implementation Date. The Parties undertake that, to the extent that the MOI is not registered with CIPC following the Implementation Date, they will use their reasonable endeavours to ensure that all such amendments are agreed and made to the MOI in order to address all concerns raised by CIPC in order for the MOI to be acceptable to CIPC for registration;

3.1.8

that, by no later than 2 (two) days prior to the Implementation Date, SPV1 has procured that all documents required in order to register the SPV1 MOI with CIPC are duly lodged with CIPC in order for the SPV1 MOI to be registered with effect from the Implementation Date. The Parties undertake that, to the extent that the SPV1 MOI is not registered with CIPC following the Implementation Date, they will use their reasonable endeavours to ensure that all such amendments are agreed and made to the SPV1 MOI in order to address all concerns raised by CIPC in order for the SPV1 MOI to be acceptable to CIPC for registration;

3.1.9

that, by no later than 2 (two) days prior to the Implementation Date, SPV2 has procured that all documents required in order to register the SPV2 MOI with CIPC are duly lodged with CIPC in order for the SPV2 MOI to be registered with effect from the Implementation Date. The Parties undertake that, to the extent that the SPV2 MOI is not registered with CIPC following the Implementation Date, they will use their reasonable endeavours to ensure that all such amendments are agreed and made to the SPV2 MOI in order to address all concerns raised by CIPC in order for the SPV2 MOI to be acceptable to CIPC for registration;

3.1.10

that, by no later than 2 (two) days prior to the Implementation Date, SPV3 has procured that all documents required in order to register the SPV3 MOI with CIPC are duly lodged with CIPC in order for the SPV3 MOI to be registered with effect from the Implementation Date. The Parties undertake that, to the extent that the SPV3 MOI is not registered with CIPC following the Implementation Date, they will use their reasonable endeavours to ensure that all such amendments are agreed and made to the SPV3 MOI in order to address all concerns raised by CIPC in order for the SPV3 MOI to be acceptable to CIPC for registration;

3.1.11

that the Company delivers a written pro forma statement (signed by the Chief Executive Officer and the Chief Financial Officer of the Company) to BLT, NET1 and the SPV Subscribers, accompanied by a confirmatory certificate from the auditors of the Company, estimating the Net Debt and composition thereof immediately following Closing and confirming that the Net Debt shall not exceed the Target Net Debt (Pro Forma Net Debt Statement). The Pro Forma Net Debt Statement shall be accompanied by a working capital schedule reflecting a detailed breakdown of the Company’s working capital payables and the working capital receivables as at 30 June 2017;

3.1.12

that, by no later than 5 (five) days after receipt of the Pro Forma Net Debt Statement and other documents referred to in clause 3.1.11 (or such later date as may be agreed between the Company, BLT and NET1), each of BLT and NET1 confirms to the Company in writing that it is satisfied with the composition of the Net Debt as it is proposed to be constituted immediately following Closing and as it is reflected in the Pro Forma Net Debt Statement. The Company irrevocably and unconditionally undertakes to:

3.1.12.1	consult with and include BLT and NET1 in discussions and negotiations around the Group's debt refinancing; and

3.1.12.2	provide BLT and NET1 with all documents reasonably necessary or as otherwise reasonably requested by BLT and NET1 to enable BLT and NET1 to assess the composition and quantum of the Net Debt;

3.1.13

that the Company confirms to BLT and NET1 in writing that none of the following licences of the Company (or any other material licence, permit or approval required by the Company or any other Group Company to conduct their respective businesses as they were conducted on 30 November 2016) have lapsed, been revoked, permanently suspended or cancelled (nor has the Company or any other Group Company received any notice by any Governmental Entity to revoke, suspend or cancel any such licence, permit or approval, nor does the Company or any other Group Company have any actual knowledge of any matter which could reasonably be expected to invalidate any such licence, permit or approval after Closing):

3.1.13.1	radio frequency spectrum licence with number 00-476-898-6 for the use of 900MHz and 1,800MHz radio frequency spectrum;

3.1.13.2	radio frequency spectrum licence with number 00-495-213-2 for the use of 2,100MHz radio frequency spectrum;

3.1.13.3	radio frequency spectrum licence with number 00-529-438-0 for the use of 7GHz radio frequency spectrum;

3.1.13.4	10.5GHz fixed link network licence;

3.1.13.5	15GHz fixed link network licence;

3.1.13.6	38GHz fixed link network licence;

3.1.13.7	individual electronic communications network service licence, with number 001/IECNS/JAN/2009; and

3.1.13.8	individual electronic communications service licence, with number 001/IECS/JAN/2009;

3.1.14

that the Return of Airtime Agreement is entered into by the parties thereto and has become fully unconditional in accordance with its terms (save for any condition requiring this Agreement to become unconditional);

3.1.15

that the Company Indemnity Agreement is entered into by the parties thereto and has become fully unconditional in accordance with its terms (save for any condition requiring this Agreement to become unconditional);

3.1.16

that each of BLT and NET1, as soon as may be reasonably practicable after receiving the Litigation List (as defined below), confirms to the Company in writing that it does not object to any litigation reflected in the Litigation List. In order to enable BLT and NET1 to provide the aforementioned confirmation, the Company shall, as soon as reasonably practicable after the Signature Date, provide BLT and NET1 with written details, which shall include a reasonable description of such matters, (Litigation List) of:

3.1.16.1	any Insolvency Event (as defined in the Shareholders Agreement) having occurred in respect of any member of the Group;

3.1.16.2

all instituted and outstanding litigation and applications as well as all pending litigation and applications where pending litigation and applications shall be such matters: (i) where the relevant third party (not being BLT Parent or any Affiliate thereof) has made a formal or written demand in writing indicating that relevant proceedings will be instituted; or (ii) which the Company reasonably believes will be instituted), pursuant to which an Insolvency Event (as defined in the Shareholders Agreement) may reasonably occur in respect of any member of the Group; and

3.1.16.3

all instituted and outstanding litigation and pending litigation, where pending litigation shall be such matters: (i) where the relevant third party (not being BLT Parent or any Affiliate thereof) has made a formal or written demand in writing indicating that relevant litigation proceedings will be instituted; or (ii) which the Company reasonably believes will be instituted, between the direct or indirect shareholders of 3C where the Company or any other member of the Group is a party to such proceedings;

3.1.17

that, to the extent that any additional litigation arises that meet the criteria for inclusion in the Litigation List between the date of the Litigation List and the date on which all the other Conditions are fulfilled, the Company shall be obliged to notify BLT and NET1 in writing of such additional litigation as soon as may be reasonably practicable and that each of BLT and NET1 confirms to the Company in writing that it does not object to such litigation;

3.1.18

that the Master Implementation Agreement is entered into by the parties thereto and has become fully unconditional in accordance with its terms (save for any condition requiring this Agreement or any such other Transaction Document to become unconditional); and

3.1.19

that all of the Transaction Documents are entered into by the parties thereto and have become fully unconditional in accordance with their terms (save for any condition requiring this Agreement or any such other Transaction Document to become unconditional).

3.2

If any one or more of the Conditions are not fulfilled or not waived (as applicable) prior to the date and time stipulated for fulfilment or waiver thereof, then the Suspended Provisions shall not take effect and this Agreement shall terminate automatically without any further action required by any of the Parties. In the event that this Agreement is validly terminated in accordance with this clause 3.2, each of the Parties shall be relieved of its respective duties and obligations arising in terms of this Agreement from and after the date of such termination, and such termination shall be without liability to any other Party, provided that:

3.2.1	no such termination shall relieve any Party from liability (including any liability for damages) for any breach of this Agreement or other liability arising prior to termination hereof; and

3.2.2

the provisions and/or obligations of the Parties set out in this clause 3.2 and clauses 1 and 10 to 18 (both inclusive) of this Agreement (Surviving Provisions) shall survive any such termination and shall be enforceable in terms of this Agreement.

3.3	The Conditions set out in:

3.3.1	clauses 3.1.1, 3.1.2, 3.1.3 and 3.1.4 may not be waived;

3.3.2

clauses 3.1.5 and 3.1.14 are stipulated for the benefit of BLT and BLT shall consequently be entitled to waive them, in whole or in part, at any time on or before the stipulated date for fulfilment, provided that no such waiver shall be effective unless it is in writing and notified to NET1 and the Company;

3.3.3

clause 3.1.6 is stipulated for the benefit of NET1 and NET1 shall consequently be entitled to waive it, in whole or in part, at any time on or before the stipulated date for fulfillment, provided that no such waiver shall be effective unless it is in writing and notified to BLT and the Company;

3.3.4

clauses 3.1.11, 3.1.12, 3.1.13, 3.1.16 and 3.1.17 are stipulated for the benefit of NET1 and BLT who may be entitled to waive them, in whole or in part, at any time on or before the stipulated date for fulfilment;

3.3.5

clauses 3.1.7, 3.1.8, 3.1.9 and 3.1.10 are stipulated for the benefit of the Subscribing Parties and the Subscribing Parties shall consequently jointly be entitled to waive them, in whole or in part, at any time on or before the stipulated date for fulfilment, provided that the Subscribing Parties agree thereto in writing;

3.3.6	clause 3.1.15 is stipulated for the benefit of 3C who may waive it, in whole or in part, at any time on or before the stipulated date for fulfilment; and

3.3.7

clauses 3.1.18 and 3.1.19 are stipulated for the benefit of all of the Parties and the Parties shall consequently jointly be entitled to waive them, in whole or in part, at any time on or before the stipulated date for fulfilment, provided that the Parties agree thereto in writing.

3.4

The Parties shall use their reasonable endeavours, co-operate with each other and provide all such assistance as may be reasonably required of each other to bring about the fulfilment of the Conditions and the Parties shall further comply with their respective obligations under clause 4.

3.5

Following fulfilment or waiver of the Conditions, each of the Parties shall procure that its Designated Representative provides the necessary confirmation of such fact to the Funds Flow Bank as provided for the Master Implementation Agreement.

4.	TRANSACTION UNDERTAKINGS

4.1

Each Party undertakes to each other Party to, and to procure (so far as they are legally able), that their Affiliates, take all reasonable steps and use all reasonable endeavours to consummate the Proposed Transaction including complying with all of the obligations set out in the applicable Transaction Documents.

4.2	By no later than 5 (five) Business Days after the Signature Date:

4.2.1

in respect of the Company, the Company shall deliver to the Subscribing Parties a certified copy of the minutes of a meeting of the Board of Directors authorising the execution by the appropriate signatories by and on behalf of the Company of the Transaction Documents to which it is a party, and the performance by the Company of its obligations thereunder;

4.2.2

in respect of 3C, 3C shall deliver to the other Subscribing Parties a certified copy of the written resolutions of the board of directors of 3C authorising the execution by the appropriate signatories by and on behalf of 3C of the Transaction Documents to which it is a party, and the performance by 3C of its obligations thereunder;

4.2.3

as the sole shareholder of the Company, 3C shall deliver to the other Subscribing Parties a certified copy of the minutes of a meeting of 3C as the sole shareholder of the Company authorising, among other things, the waiver of the statutory pre-emptive rights, conversion of the entire number of ordinary shares in the Company from shares having a par value to shares having no par value, the increase in the Company’s number of authorised shares, the issue of shares with voting power in excess of 30% (thirty per cent) of the voting power of all of the ordinary shares of the Company and the adoption of a new MOI;

4.2.4

in respect of BLT, BLT shall deliver to the other Subscribing Parties a certified copy of the minutes of a meeting of the board of directors of BLT authorising the execution by the appropriate signatories by and on behalf of BLT of the Transaction Documents to which it is a party, and the performance by BLT of its obligations thereunder;

4.2.5

in respect of NET1, NET1 shall deliver to the other Subscribing Parties a certified copy of the minutes of a meeting of the board of directors of NET1 authorising the execution by the appropriate signatories by and on behalf of NET1 of the Transaction Documents to which it is a party, and the performance by NET1 of its obligations thereunder;

4.2.6

in respect of MS15, MS15 shall deliver to the other Subscribing Parties a certified copy of the minutes of a meeting of the board of directors of MS15 authorising the execution by the appropriate signatories by and on behalf of MS15 of the Transaction Documents to which it is a party, and the performance by MS15 of its obligations thereunder;

4.2.7

in respect of SPV1, SPV1 shall deliver to the other Subscribing Parties a certified copy of the minutes of a meeting of the board of directors of SPV1 authorising the execution by the appropriate signatories by and on behalf of SPV1 of the Transaction Documents to which it is a party, and the performance by SPV1 of its obligations thereunder;

4.2.8

in respect of SPV2, SPV2 shall deliver to the other Subscribing Parties a certified copy of the minutes of a meeting of the board of directors of SPV2 authorising the execution by the appropriate signatories by and on behalf of SPV2 of the Transaction Documents to which it is a party, and the performance by SPV2 of its obligations thereunder; and

4.2.9

in respect of SPV3, SPV3 shall deliver to the other Subscribing Parties a certified copy of the minutes of a meeting of the board of directors of SPV3 authorising the execution by the appropriate signatories by and on behalf of SPV3 of the Transaction Documents to which it is a party, and the performance by SPV3 of its obligations thereunder.

4.3

Without derogating from clause 6, each Party further undertakes to each other Party that neither it, nor any of its Affiliates, shall, before Closing (other than as necessary to effect the Proposed Transaction), enter into any agreement or arrangement, incur any obligation, give any indication of intent or take or omit to take any action which is designed to:

4.3.1	restrict or impede it or any of its Affiliates from complying with its obligations under this Agreement or any of the other applicable Transaction Documents; or

4.3.2	be incompatible with completion of the Proposed Transaction.

5.	NET DEBT CONFIRMATION

5.1	No later than 5 (five) Business Days after the Implementation Date, the Company shall:

5.1.1

prepare (or cause to be prepared) and issue (or cause to be issued) a confirmation (signed by both the Chief Executive Officer and the Chief Financial Officer of the Company) of the Net Debt immediately following Closing and as at the Implementation Date (the Net Debt Confirmation) setting out the composition of the Net Debt and confirming that: (i) the Net Debt does not exceed the Target Net Debt following Closing; and (ii) the terms of the Net Debt are materially the same as the terms of the estimated Net Debt reflected in the Pro Forma Net Debt Statement, unless otherwise agreed to in writing with BLT and NET1;

5.1.2	procure delivery of the Net Debt Confirmation to each of the Subscribing Parties; and

5.1.3	procure that the Net Debt Confirmation be accompanied by a certificate by the auditors of the Company confirming that the Net Debt does not exceed the Target Net Debt following Closing.

5.2

The Company warrants to BLT and NET1 that the Net Debt (excluding any drawn down portion of the facilities provided to the Company by ZTE Corporation, Huawei Technologies Co. Limited or BLT up to an amount of ZAR700,000,000 (seven hundred million Rand) as at the Implementation Date) will not exceed the Target Net Debt immediately following Closing on the Implementation Date.

6.	CONDUCT OF BUSINESS

6.1

Subject to clauses 6.2 and 6.3 and during the Interim Period, the Company shall ensure that the Business is carried on in substantially the usual and ordinary course and as prescribed by any Applicable Law and that no Group Company shall enter into any material contract or commitment or do anything which, in any such case, is either out of the ordinary or usual course of its Business or of a material nature without obtaining the prior joint written consent of BLT, NET1, MS15 and M5 (as envisaged below), which consent shall not be unreasonably withheld or delayed.

6.2

In particular, but without limitation (except as permitted or required under clause 6.1), the Company shall ensure and, to the extent that the relevant matter is referred to the Board of Directors for consideration, 3C shall procure that, during the Interim Period, save: (i) with such joint consent of BLT, NET1, MS15 and M5 (which consent shall not be unreasonably withheld or delayed), provided that such request for consent is in writing; and (ii) as may be required to prepare for or effect the transactions envisaged in the Transaction Documents and the Proposed Transaction in general, none of the Group Companies shall:

6.2.1	manage its business other than in accordance with its business and trading policies and practices to date, except as may be necessary to comply with any changes in Applicable Law;

6.2.2	declare, pay or make any dividend or distribution;

6.2.3	redeem or repurchase any shares or return any capital to any shareholder;

6.2.4	enter into any material transaction other than on arms’ length terms and for full and proper consideration;

6.2.5

grant or agree to grant any material loans or other financial debt to or any guarantees or indemnities for the benefit of any person or create or allow to subsist any mortgage, charge or other Encumbrance over the whole or any part of its undertaking, property or assets, other than the granting or agreement to grant financial debt in the form of capital expenditure financing in the ordinary course of business;

6.2.6

amend the terms and conditions of the employment contracts of any member of M5, other than changes or amendments resulting from the Company’s annual salary review in the ordinary or usual course of Business;

6.2.7

make or agree to any material amendment, variation, deletion, addition, renewal or extension to or of, terminate or give any notice or intimation of termination of, or breach or fail to comply with the material terms of any material contract;

6.2.8	dispose of any material Affiliates (other than FibreCo Telecommunications Holdings Proprietary Limited);

6.2.9	assume or incur any liabilities out of the ordinary course of business (or give any indemnity in respect thereof);

6.2.10	assume or incur any liabilities (directly or indirectly) for the benefit of any member of 3C, M5, MS15 or their respective Affiliates or Related Persons;

6.2.11	make any changes to the Accounting Principles of any of the Group Companies;

6.2.12	fail to renew all material licenses (which shall include those in clause 3.1.13) or fail to comply with the provisions thereof;

6.2.13	issue or create any shares other than as set out in the Transaction Documents;

6.2.14	action or implement any of the matters set out in clause 5.5.2 (Reserved Matters) of the MOI;

6.2.15	amend any of the Transaction Documents to which they are a party; or

6.2.16	transfer or permit the transfer of any shares in any Group Company, save as may be permitted or envisaged in the Transaction Documents.

6.3

For purposes of this clause 6, material shall exclude any transaction, agreement or matter which falls within: (i) the approved budget for the Group for the 2017 financial year approved by the Board of Directors on 26 January 2017; and (ii) the delegation of authority of the Chief Executive Officer of the Company stamped by the company secretary for identification purposes (it being agreed that such delegation of authority may not be amended during the Interim Period without the consent of all the Subscribing Parties, which consent shall not be unreasonably withheld or delayed).

6.4

The Parties agree that, during the Interim Period, each of BLT, NET1 and 3C shall be provided with Management Accounts as soon as reasonably practicable following the end of each calendar month but in any event no later than 20 (twenty) days thereafter.

6.5

Without derogating from any other provision hereof or any other Transaction Document, each of the Parties undertakes to forthwith notify the other of them in writing should they become aware of any of the undertakings, representations and/or warranties contained in the Transaction Documents being breached.

6.6

The Company represents and warrants to BLT and NET1 that none of the events or matters listed in clause 6.2 has occurred or has been implemented in contravention of the provisions of clause 6.2 from 30 November 2015 up to the Signature Date, other than those that have been notified to BLT and NET1 in writing prior to the Signature Date.

7.	PRE-CLOSING COVENANTS

7.1

During the Interim Period, 3C shall exercise its shareholding rights, whether directly or indirectly, and other powers of influence and control and otherwise use its reasonable endeavours to cause each member of the Group to comply with the obligations set out in clause 6.

7.2	The Parties shall negotiate in good faith, with a view to agreeing before Closing, the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement.

8.	PRE-CLOSING MEETING

8.1

The Parties agree that they, and shall procure that their respective financial and legal advisors (if any), shall meet at 10h00 2 (two) Business Days prior to the Implementation Date at the Sandton, Johannesburg offices of Bowmans, or such other appropriate time or venue as the Parties may agree upon in writing in order to prepare for Closing.

8.2

At the meeting referred to in clause 8.1, the Parties and their respective advisors (if any) shall ensure that all outstanding items necessary for a successful Closing on the Implementation Date are implemented and/or finalised. The Parties undertake to use their reasonable endeavours to ensure that all such outstanding items are dealt with efficiently and in such a manner as will ensure a successful Closing on the Implementation Date.

9.	CLOSING

9.1	Closing of this Agreement and the other Transaction Documents shall happen on the Implementation Date and as set out in the Master Implementation Agreement.

9.2

At Closing, the relevant Parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of their Affiliates (as the case may be) in each of the Transaction Documents, the Master Implementation Agreement and Schedule 9.

10.	BREACH AND TERMINATION

10.1

If a Party (Defaulting Party) commits any breach of this Agreement and fails to remedy such breach within 20 (twenty) Business Days (Notice Period) of written notice requiring the breach to be remedied, then the Party giving the notice (Aggrieved Party) will be entitled, at its option:

10.1.1

to claim immediate specific performance of all or any of the Defaulting Party's obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party's obligations; or

10.1.2

to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. No Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if:

10.1.2.1	it is capable of being remedied, but is not so remedied within the Notice Period; or

10.1.2.2	it is incapable of being remedied and payment in money will compensate for such breach but such payment is not made once finally determined,

provided that, without derogating from clauses 10.1.1 and 10.1.2, the Implementation Date shall be postponed to the second Business Day following the expiry of the Notice Period in the event that the Implementation Date is scheduled to occur prior to the end of any Notice Period.

10.2

The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the arbitrators or the court, as the case may be, specifically determine that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

10.3	The Aggrieved Party's remedies in terms of this clause 10 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

10.4	Notwithstanding the aforegoing, after Closing, none of the Parties will have the right to cancel this Agreement or any other Transaction Document as a result of a breach thereof.

11.	WARRANTIES

Each Party represents and warrants to each other Party, severally but not jointly (and solely with respect to itself), as at the Signature Date and the Implementation Date, that:

11.1

all necessary corporate actions have been taken to authorise its entry into this Agreement and all Transaction Documents to which it is a party and its carrying out of the Proposed Transaction contemplated in this Agreement;

11.2

it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and all the Transaction Documents to which it is a party;

11.3

its obligations under this Agreement and all the Transaction Documents to which it is a party are, or when the relevant document is executed will be, enforceable in accordance with their terms against the Company;

11.4

this Agreement and all Transaction Documents to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with the terms set out in this Agreement and the Transaction Documents to which it is a party; and

11.5	neither its execution of this Agreement and the Transaction Documents to which it is a party nor the carrying out by it of the Proposed Transaction contravenes or will contravene:

11.5.1	any law or order by any government agency binding on it or its property; and

11.5.2	any agreement, undertaking or instrument binding on it or any of its property.

12.	ANNOUNCEMENTS AND CONFIDENTIALITY

12.1

For purposes of this Agreement, Confidential Information shall mean all written and/or tangible information related to this Agreement and information and/or data created by the Company or by any of the Parties or their Affiliates and disclosed by either the Company or any Party or its Affiliate to another Party or such Party's Affiliate which is confidential, proprietary and/or not generally available to the public, including, but not limited to, information relating in whole or in part to the Company, including present and future services, business plans and strategies, marketing ideas and concepts, especially with respect to unannounced services, present and future business plans, marketing plans, sales strategies, customer information, development plans, customer requirements, or other technical and business information.

12.2

The Parties shall not, and each Party shall use all reasonable endeavours to procure that every Affiliate of such Party shall not, disclose to any Person or use (other than in connection with claims against such Parties in respect of any breach of their obligations and duties under this Agreement or other documents related thereto or otherwise enforcing any right) any Confidential Information which may have come to its or their knowledge, provided however that in respect of each Party (or Affiliates thereto) the foregoing obligations shall not apply to the disclosure of Confidential Information if and to the extent:

12.2.1	disclosure is required by law or for the purpose of any judicial proceedings or by any Governmental Entity if (to the extent practicable) prior notice is given to the other Parties;

12.2.2

that a Party is obliged to make such disclosure in terms of the Companies Act or any other law or enactment, or the Listings Requirements or the rules and regulations of any other stock exchange or any other regulator having jurisdiction, provided that the Party in question shall, where possible and provided that it will not delay the Party concerned from complying with its obligations, consult with the other Parties before making any such announcement or statement;

12.2.3

the Confidential Information is disclosed by a Party in connection with judicial or arbitral proceedings (and only to the extent it is used in the proceedings), brought by any Party for the purposes of enforcing the provisions of this Agreement;

12.2.4	the Confidential Information is or becomes generally available to the public other than as a result of a breach of any undertaking or duty of confidentiality by any Person;

12.2.5

the Confidential Information is disclosed on a confidential basis by a Party to its Affiliates and their advisers, representatives, directors, shareholders, auditors or bankers for the purposes of its business;

12.2.6	the Confidential Information is disclosed by 3C to its Affiliates and holding companies for announcement purposes through its usual reporting lines;

12.2.7

the Confidential Information is disclosed on a confidential basis by the Parties, their Affiliates and/or the Company for the taking of any action contemplated by this Agreement or related documentation;

12.2.8	disclosure is by a Party to one of its Affiliates which accepts or is otherwise subject to reasonable confidentiality restrictions; or

12.2.9	the other Parties have given their prior written consent to the contents and the manner of the disclosure by a Party (not to be unreasonably withheld or delayed).

12.3	Nothing in this clause 12 will prohibit any Party from utilising information which it is able to show:

12.3.1	was lawfully in its possession at the time of receipt;

12.3.2	was at the time of receipt part of the public domain or lawfully after receipt became part of the public domain;

12.3.3	was lawfully received from a third party entitled to possess and disclose that information;

12.3.4

was disclosed to a potential purchaser of the Shares and the potential purchaser has entered into a confidentiality agreement with the Company to its reasonable satisfaction prior to such disclosure; or

12.3.5

was required by law or any securities exchange or regulatory or Governmental Entity to which any Party is subject, wherever situated, whether or not the requirement for information has the force of law, provided that the Party required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure and to limit, as far as reasonably possible, the extent of such disclosure and, additionally, has given the other Parties reasonable notice of the required disclosure and a reasonable opportunity to participate in opposing, preventing or limiting the disclosure.

12.4

Save as set out in clause 12.2.2, no Party shall make any announcement or statement about this Agreement, or its contents or the Proposed Transaction without first having obtained the other Parties’ prior written consent to the announcement or statement and to its contents, provided that such consent may not be unreasonably withheld.

12.5

Parties acknowledge that damages would not be a sufficient remedy for any breach of this clause 12 and each Party will be entitled to the remedy of injunction, specific performance and other equitable relief for any threatened or actual breach, in addition to any damages or other remedy to which it may be entitled and no proof of special damages will be necessary for the enforcement of this Agreement.

13.	INDEPENDENT EXPERT DETERMINATION

13.1

Subject to clause 14.1, any dispute, claim or controversy arising out of or in connection with this Agreement shall, if either this Agreement expressly provides for determination by an Independent Expert or the Parties agree in writing that such dispute, claim or controversy is of a financial or accounting nature, be resolved in accordance with this clause. In any other case, the matter shall be resolved in accordance with clause 14.

13.2

Any Party may give notice to the others requiring the matter to be referred to an independent expert (the Independent Expert), which Independent Expert shall be selected from the agreed list of investment banks attached as Schedule 13.2 to this Agreement, provided that the Independent Expert shall be one of Deloitte, PricewaterhouseCoopers, Ernst & Young or KPMG if the dispute in question relates to the calculation of Net Debt. The Parties shall appoint the Independent Expert by agreement within 10 (ten) Business Days of such notice requiring the matter to be referred to the Independent Expert. In the event that the Parties are unable to agree upon which Independent Expert to appoint, within a period of 10 (ten) Business Days of the date of the notice, then the Independent Expert shall be appointed by the President for the time being of the South African Institute of Chartered Accountants on the application of any Party within 10 (ten) Business Days of such notice.

13.3

The Independent Expert shall be required to accept written and oral submissions from each of the Parties to the dispute, and shall, subject to making the necessary arrangements with regard to confidentiality, be entitled to engage and consult any appropriately qualified professionals, the costs of which shall be paid by the Parties to the dispute in accordance with clause 13.6. All documents and information provided to the Independent Expert by any Party must also simultaneously be provided to all other Parties. In this regard the Parties record their intention that, where appropriate and insofar as legal matters are concerned, and in reaching his determination, the Independent Expert may engage the services of an advocate with at least 10 (ten) years of post-pupillage experience in commercial matters.

13.4

Each of the Parties agrees to execute, if requested by the Independent Expert, an engagement letter containing terms and conditions that are reasonably requested by an Independent Expert, and further that each of them shall co-operate with the Independent Expert and promptly provide all documents and information reasonably requested by the Independent Expert.

13.5

The Independent Expert shall be bound by the terms and methodologies set out in this Agreement and act as an expert and not as an arbitrator and his or her decision shall (in the absence of manifest error) be final and binding on the Parties. The Independent Expert shall afford the Parties the opportunity of making written representations to him or her. The Independent Expert shall use its best endeavours to ensure that a determination on any matter referred to it is made within a period of 20 (twenty) Business Days following receipt by it of all the required documents and submissions entered into in clause 13.4.

13.6	The fees and expenses of the Independent Expert shall be borne by the Parties in equal shares unless the Independent Expert otherwise determines.

14.	DISPUTE RESOLUTION

14.1

In the event of any dispute arising out of or relating to this Agreement or any of the Transaction Documents, or the breach, termination or invalidity thereof, any Party may invite the other(s) in writing to a meeting of the respective Chief Executive Officers (or other officials holding executive positions) of the Parties to the dispute and the Parties to the dispute shall attempt to resolve the dispute through negotiation between the Chief Executive Officers (or other officials holding executive positions) within 10 (ten) Business Days from the date of such written invitation.

14.2

Should the respective Chief Executive Officers (or other officials holding executive positions) of the Parties fail to resolve the dispute referred to in clause 14.1, then any Party to the dispute shall (if it requires a dispute to be settled in terms of this Agreement) be obliged to give written notice to any other Parties to the dispute (other than where the Company is a party to the dispute in which case the notice shall be provided to all the Shareholders) to initiate the arbitration procedure set out below (the Dispute Notice).

14.3

The Parties may agree on the arbitrators and the arbitration procedure and, failing agreement within 5 (five) Business Days from the date of the Dispute Notice or such longer period of time as may be agreed to in writing, then: (i) the arbitration shall take place in accordance with the rules of the Arbitration Foundation of South Africa (AFSA) in force at the time of the dispute (or the last rules in existence if, for whatever reason, AFSA ceases to exist); and (ii) the arbitrators shall be nominated and appointed by AFSA upon written request by any Party, provided that the arbitrators shall each have at least 15 (fifteen) years’ relevant experience and, in the case of a lawyer, shall be a senior counsel of the Johannesburg Bar or a retired judge.

14.4

Unless agreed otherwise, the arbitration shall be administered by the Parties. The number of arbitrators shall be 3 (three) and the place of the arbitration hearing shall be Sandton, Johannesburg and the arbitration shall be conducted in the English language.

14.5	The governing substantive law of the Agreement shall be the law of South Africa. The governing procedural law of the arbitration shall be the law of South Africa.

14.6

The arbitrators shall have the same remedial powers as a court of law in South Africa would have were it adjudicating the dispute. The arbitrators shall deliver an award together with written reasons within 30 (thirty) days from the date upon which the arbitration ends which award shall be final and binding on the Parties save for any manifest error.

14.7

Nothing in this clause 14 shall preclude any Party from applying to a duly constituted court of competent jurisdiction for urgent interim relief: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek such injunctive relief as may be necessary and appropriate; (iv) to enforce any decision of the arbitrators, including the final award; (v) for judgment in relation to a liquidated claim; or (vi) to enforce any security granted in terms of, or relating to, this Agreement and to this end the Parties hereby consent to the jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or its successor).

15.	ADDRESSES FOR LEGAL PROCESSES AND NOTICES

15.1	The Parties choose for the purposes of this Agreement the following addresses, telefax numbers and email addresses:

15.1.1	3C	Cnr Maxwell Drive and Pretoria Main Road
Buccleuch Ext 10
2090
Email address: serenta@cellc.co.za
Marked for the attention of: The Company Secretary
With a copy to Bowmans:
11 Alice Lane, Sandton, Johannesburg, 2146
Email address: ezra.davids@bowmanslaw.com
Marked for the attention of: The Senior Partner

15.1.2	BLT	75 Grayston Drive
Morningside Ext 5
Sandton
2196
Email address: legal@blts.co.za
Marked for the attention of: The Chief Executive Officer

15.1.3	NET1	6th Floor President Place
Corner of Jan Smuts Avenue & Bolton Road
Rosebank
2121
Email address: hermank@net1.com
Marked for the attention of: Herman Kotze

15.1.4	M5	Cnr Maxwell Drive and Pretoria Main Road
Buccleuch Ext 10
2090
Email address: graham@cellc.co.za
Marked for the attention of: Graham Mackinnon

15.1.5	MS15	Cnr Maxwell Drive and Pretoria Main Road
Buccleuch Ext 10
2090
Email address: graham@cellc.co.za
Marked for the attention of: The Chairman

15.1.6	SPV1	Cnr Maxwell Drive and Pretoria Main Road
Buccleuch Ext 10
2090
Email address: serenta@cellc.co.za
Marked for the attention of: The Company Secretary
With a copy to Bowmans:
11 Alice Lane, Sandton, Johannesburg, 2146
Email address: ezra.davids@bowmanslaw.com
Marked for the attention of: The Senior Partner

15.1.7	SPV2	Cnr Maxwell Drive and Pretoria Main Road
Buccleuch Ext 10
2090
Email address: serenta@cellc.co.za
Marked for the attention of: The Company Secretary
With a copy to Bowmans:
11 Alice Lane, Sandton, Johannesburg, 2146
Email address: ezra.davids@bowmanslaw.com
Marked for the attention of: The Senior Partner

15.1.8	SPV3	Cnr Maxwell Drive and Pretoria Main Road
Buccleuch Ext 10
2090
Email address: serenta@cellc.co.za
Marked for the attention of: The Company Secretary

With a copy to Bowmans:
11 Alice Lane, Sandton, Johannesburg, 2146
Email address: ezra.davids@bowmanslaw.com
Marked for the attention of: The Senior Partner

15.1.9	Company	Cnr Maxwell Drive and Pretoria Main Road
Buccleuch Ext 10
2090
Email address: serenta@cellc.co.za
Marked for the attention of: The Company Secretary

15.2

Any legal process to be served on either of the Parties may be served on it at the address specified for it in clause 15.1 and it chooses that address as its domicilium citandi et executandi for all purposes under this Agreement and all the Transaction Documents.

15.3

Any notice or other communication to be given to any of the Parties in terms of this Agreement is valid and effective only if it is given in writing, provided that any notice given by telefax or email is regarded for this purpose as having been given in writing.

15.4

A notice to any Party which is delivered to the Party by hand at that address is deemed to have been received on the day of delivery, provided it was delivered to a responsible person during ordinary business hours.

15.5

A notice to any Party which is sent by overnight courier in a correctly addressed envelope to the address specified for it in clause 15.1 is deemed to have been received on the Business Day following the date it is sent.

15.6

Each notice by telefax or email to a Party at the telefax number or email address specified for it in clause 15.1 is deemed to have been received within 6 (six) hours of transmission if it is transmitted during normal business hours of the receiving Party or within 3 (three) hours of the beginning of the next Business Day at the destination after it is transmitted, if it is transmitted outside those business hours.

15.7

Notwithstanding anything to the contrary in this clause 15, a written notice or other communication actually received by any Party is adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

15.8

Any Party may by written notice to the other Parties change its address or telefax number or email address for the purposes of clause 15.1 to any other address (other than a post office box number) provided that the change will become effective on the day following receipt of the notice.

16.	LIMITATION OF LIABILITY

The Parties hereby unconditionally and irrevocably agree and acknowledge that they are each bound by the limitation of liability provisions of the Subscription Agreement to which they are a Party and that the recourse available to each Party against each other Party under this Agreement and the remainder of the Transaction Documents (excluding the Shareholders Agreement, the Memorandum of Incorporation and the Company Indemnity Agreement) shall be limited in accordance therewith.

17.	GENERAL

17.1	Communications between the Parties

All notices, demands and other oral or written communications given or made by or on behalf of one of the Parties to another Party shall be in English or accompanied by a certified translation into English.

17.2	Remedies

Subject to the provisions of clause 10, no remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise. Each remedy is cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedies by a Party does not constitute a waiver by such Party of the right to pursue any other remedy.

17.3	Entire Agreement

17.3.1	This Agreement and the Transaction Documents constitutes the entire agreement between the Parties in regard to its subject matter.

17.3.2	None of the Parties shall have any claim or right of action arising from any undertaking, representation or warranty not included in this Agreement.

17.4	Variations

No agreement to vary, add to or cancel this Agreement or any Transaction Document shall be of any force or effect unless recorded in writing and signed by or on behalf of all of the Parties. For the purposes of this clause 17.4, “writing” shall not include email or other data message and “signed” shall not include electronic signature, as defined in the Electronic Communications and Transactions Act, 2002.

17.5	No Waiver

17.5.1	A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and is not deemed a waiver of any subsequent breach or default.

17.5.2

A failure to exercise or a delay by a Party in exercising any right or remedy provided under this Agreement or by law does not constitute a waiver of that or any other right or remedy, nor does it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law prevents or restricts the further exercise of that or any other right or remedy.

17.6	Conflict with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement or Transaction Document, the Shareholders Agreement and the MOI shall prevail (as between the Parties) unless: (i) such other agreement or Transaction Document expressly states that it overrides the Shareholders Agreement and the MOI in the relevant respect; or (ii) the Parties otherwise expressly agree in writing that such other agreement shall override the Shareholders Agreement and the MOI or Transaction Documents in that respect.

17.7	Effect of Closing

Notwithstanding Closing: (i) each provision of this Agreement not performed at or before Closing but which remains capable of performance; and (ii) all covenants and other undertakings and assurances contained in or entered into pursuant to this Agreement or any other Transaction Document, will remain in full force and effect and (except as otherwise expressly provided) without limit in time, except as may be expressly provided otherwise in this Agreement.

17.8	Third Party Enforcement Rights

No person who is not a Party to this Agreement, other than a person granted specific rights under this Agreement, shall have any right under any applicable legislation giving rights to such persons or on any other basis, to enforce any of its terms.

17.9	No Partnership or Agency

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the Parties or, except as may be expressly set out in it or them, constitute any Party the agent of any other for any purpose.

17.10	Set-Off

Save as expressly provided for in this Agreement, any other Transaction Document or specifically in relation to each Subscribing Party’s obligation to discharge its portion of the Subscription Consideration, no Subscribing Party nor BLT Parent may set off any liability of the other of them under this Agreement or any of the Transaction Documents against any liability which it may have to the other of them under this Agreement or any of the Transaction Documents.

17.11	Further Assurances

Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and each of the other Transaction Documents and give effect to the Proposed Transaction contemplated hereby and thereby.

17.12	Survival of Rights, Duties and Obligations

Termination or expiry of this Agreement for any cause does not release any Party from any liability which at the time of termination or expiry has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination or expiry.

17.13	Severance

If any provision of this Agreement that is not material to its efficacy as a whole is rendered void, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions are not in any way affected or impaired thereby and the legality, validity and unenforceability of such provision under the law of any other jurisdiction are not in any way affected or impaired.

17.14	Assignment

Save as permitted by the provisions of this Agreement, no Party may cede any of its rights or delegate any of its obligations under this Agreement.

17.15	Counterparts

This Agreement may be signed in any number of counterparts, and by each signatory on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by email (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

17.16	Applicable Law

17.16.1	This Agreement is governed by and shall be construed in accordance with the laws of South Africa.

17.16.2

Subject to the provisions of this Agreement, the Parties consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or its successor) in any dispute arising from or in connection with this Agreement.

18.	COSTS

Each Party is responsible for its own costs, legal fees and other expenses incurred in the negotiation, preparation and execution of this Agreement.

SIGNED at Dubai on this the 19th day of June 2017.

For and on behalf of
3C TELECOMMUNICATIONS PROPRIETARY LIMITED

/s/ Mazen Abouchakra
Signatory: Mazen Abouchakra
Capacity: Director
Who warrants his authority hereto

SIGNED at Sandton on this the 19th day of June 2017.

For and on behalf of
THE PREPAID COMPANY PROPRIETARY
LIMITED

/s/ B. Levy
Signatory: B. Levy
Capacity: Director
Who warrants his authority hereto

SIGNED at Sandton on this the 19th day of June 2017.

For and on behalf of
NET1 APPLIED TECHNOLOGIES SOUTH AFRICA
PROPRIETARY LIMITED

/s/ H. Kotze
Signatory: H. Kotze
Capacity: Director
Who warrants his authority hereto

SIGNED at Sandton on this the 19th day of June 2017.

/s/ José Guilherme Vieira Dos Santos
JOSÉ GUILHERME VIEIRA DOS SANTOS

SIGNED at Sandton on this the 19th day of June 2017.

/s/ Robert Killigrew Sabine Pasley
ROBERT KILLIGREW SABINE PASLEY

SIGNED at Sandton on this the 19th day of June 2017.

/s/ Graham Neil Mackinnon
GRAHAM NEIL MACKINNON

SIGNED at Buccleuh on this the 19th day of June 2017.

/s/ Hilton Roy Coverly
HILTON ROY COVERLY

SIGNED at Sandton on this the 19th day of June 2017.

For and on behalf of
ALBANTA TRADING 109 PROPRIETARY LIMITED

/s/ R. Pasley
Signatory: R. Pasley
Capacity: Director
Who warrants his authority hereto

SIGNED at Sandton on this the 19th day of June 2017.

For and on behalf of
CEDAR CELLULAR INVESTMENT 1 (RF)
PROPRIETARY LIMITED

/s/ G. Mackinnon
Signatory: G. Mackinnon
Capacity: Director
Who warrants his authority hereto

SIGNED at Sandton on this the 19th day of June 2017.

For and on behalf of

MAGNOLIA CELLULAR INVESTMENT 2 (RF)
PROPRIETARY LIMITED

/s/ G. Mackinnon
Signatory: G. Mackinnon
Capacity: Director
Who warrants his authority hereto

SIGNED at Sandton on this the 19th day of June 2017.

For and on behalf of
YELLOWWOOD CELLULAR INVESTMENT 3 (RF)
PROPRIETARY LIMITED

/s/ G. Mackinnon
Signatory: G. Mackinnon
Capacity: Director
Who warrants his authority hereto

IGNED at Sandton on this the 19th day of June 2017.

For and on behalf of
CELL C PROPRIETARY LIMITED

/s/ J. Dos Santos
Signatory: J. Dos Santos
Capacity: Chief Executive Officer
Who warrants his authority hereto

SCHEDULE 1.1.52

MEMBERS OF M5

Members of M5	Identity Number
José Guilherme Vieira Dos Santos	[xxx]
Robert Killigrew Sabine Pasley	[xxx]
Graham Neil Mackinnon	[xxx]
Hilton Roy Coverly	[xxx]

SCHEDULE 9

CLOSING ARRANGEMENTS

PART A: Closing Obligations of 3C and the Company

1.	At Closing, 3C shall deliver or ensure that there is delivered to the Subscribing Parties (or made available to the Subscribing Parties’ reasonable satisfaction):

1.1	Approvals

1.1.1	written evidence of the satisfaction (or, to the extent applicable, waiver) of the Conditions set out in clause 3 of this Agreement;

1.1.2	a certified copy of an extract of the minutes of a meeting of 3C in its capacity as sole shareholder of the Company authorising:

1.1.2.1	by ordinary resolution, the appointment of the Subscribing Parties’ nominees as Directors with effect from the Implementation Date; and

1.1.2.2	by special resolution:

1.1.2.2.1	the waiver of the required notice period in respect of the calling of such shareholder meeting;

1.1.2.2.2	the waiver of the statutory pre-emptive right available to 3C as shareholder of the Company in accordance with section 39(2) of the Companies Act;

1.1.2.2.3	the conversion of the entire number of ordinary shares in the Company from shares having a par value to shares having no par value;

1.1.2.2.4	the increase in the Company’s number of authorised shares;

1.1.2.2.5

the amendment of the Company’s MOI in order to give effect to, amongst other things, the conversion of shares and increase in the number of shares contemplated in paragraphs 1.1.2.2.2 and 1.1.2.2.3 respectively; and

1.1.2.2.6

the issue of shares with a voting power in excess of 30% (thirty per cent) of the voting power of all of the ordinary shares of the Company held by 3C immediately before the Proposed Transaction in terms of section 41(3) of the Companies Act.

1.1.3	in respect of the Company:

1.1.3.1	certified copies of the following resolutions passed by the Board of Directors:

1.1.3.1.1

approving the conversion report prepared for or on behalf of the Board of Directors in terms of regulation 31(6) of the Companies Regulations and recommending that the shareholder of the Company approves the conversion of the Company’s shares from shares having a par value to shares having no par value;

1.1.3.1.2	a resolution approving the issue of the M5 Subscription Shares to M5, in accordance with the terms of the M5 Subscription Agreement and the Master Implementation Agreement;

1.1.3.1.3	a resolution approving the issue of the MS15 Subscription Shares to MS15, in accordance with the terms of the MS15 Subscription Agreement and the Master Implementation Agreement;

1.1.3.1.4	a resolution approving the issue of the BLT Subscription Shares to BLT, in accordance with the terms of the BLT Subscription Agreement and the Master Implementation Agreement;

1.1.3.1.5	a resolution approving the issue of the NET1 Subscription Shares to NET1 in accordance with the terms of the NET1 Subscription Agreement and the Master Implementation Agreement;

1.1.3.1.6	a resolution approving the issue of the SPV1 Subscription Shares to SPV1 in accordance with the terms of the SPV1 Subscription Agreements and the Master Implementation Agreement;

1.1.3.1.7	a resolution approving the issue of the SPV2 Subscription Shares to SPV2 in accordance with the terms of the SPV2 Subscription Agreements and the Master Implementation Agreement;

1.1.3.1.8	a resolution approving the issue of the SPV3 Subscription Shares to SPV3 in accordance with the terms of the SPV3 Subscription Agreements and the Master Implementation Agreement;

1.1.3.1.9	a resolution approving the Subscription Consideration as adequate for purposes of section 40(1)(a) of the Companies Act;

1.1.3.1.10	a resolution approving the entry of BLT, NET1, M5, MS15, SPV1, SPV2 and SPV3 in the securities register of the Company;

1.1.3.1.11

a resolution approving the issue of new share certificates to each of: (a) BLT for the BLT Subscription Shares, (b) NET1 for the NET1 Subscription Shares; (c) the members of M5 for their respective proportion of the M5 Subscription Shares, (d) MS15 for the MS15 Subscription Shares, and (e) the SPV Subscribers for the SPV Subscription Shares registered in their respective names in accordance with the provisions of paragraph 1.1.3.1.10; and

1.1.3.1.12

a resolution noting the appointment to the Board of Directors of the Subscribing Parties’ nominees and, if applicable, accepting the resignation of the relevant persons as Directors with effect from the Implementation Date;

1.2	Corporate documents

1.2.1	a certified copy of the MOI of the Company;

1.2.2	certified copies of the resolutions referred to in paragraph 1.1.3.1; and

1.2.3

to each of BLT, NET1, the members of M5, MS15 and the SPV Subscribers, the original signed share certificates for the BLT Subscription Shares, NET1 Subscription Shares, M5 Subscription Shares, MS15 Subscription Shares, and the SPV Subscription Shares, respectively;

1.3	Announcements the announcements/press releases of 3C in the Agreed Form;

1.4	Directors

1.4.1

the resignation letters of the relevant Directors appointed by 3C and resigning from the Board of Directors of the Company, with effect from the Implementation Date, and confirming that such Directors do not have any claims against the Company, as well as certified copies of such resigning Directors’ passports or South African identity documents, as applicable; and

1.4.2	upon receipt of the resignation letters, a document delivered by the Company confirming that the Company does not have any claims against such resigning Directors;

1.5	Other

a certified copy of the Company’s securities register, updated to reflect the respective holdings of Shares of the Subscribing Parties immediately following Closing.

Part B: Closing Obligations of the Subscribing Parties

1.	At Closing, BLT shall deliver or ensure that there is delivered to the Company (or made available to the Company’s reasonable satisfaction):

1.1	Approvals

1.1.1

a certified copy of the minutes of a meeting of the board of directors of BLT, including a resolution authorising the subscription by BLT for the BLT Subscription Shares in accordance with the terms of the BLT Subscription Agreement, with effect from the Implementation Date;

1.1.2

evidence to the reasonable satisfaction of the Company that the shareholders of BLT Parent have passed an ordinary resolution approving the Proposed Transaction as a “Category 1” transaction under the Listings Requirements;

1.2	Announcements

the finalisation announcement and press release of BLT Parent, in the Agreed Form;

1.3	Directors

the appointment letter of each new director to be appointed by BLT to the Board of Directors with effect from the Implementation Date, as well as certified copies of such appointed directors’ passports or South African identity documents, as applicable.

2.	At Closing, NET1 shall deliver or ensure that there is delivered to the Company (or made available to the Company’s reasonable satisfaction):

2.1	Approvals

a certified copy of the minutes of a meeting of the board of directors of NET1, including a resolution authorising the subscription by NET1 for the NET1 Subscription Shares in accordance with the terms of the NET1 Subscription Agreement, with effect from the Implementation Date;

2.2	Announcements

the finalisation announcement and press release of NET1, in the Agreed Form;

2.3	Directors

the appointment letter of each new director to be appointed by NET1 to the Board of Directors with effect from the Implementation Date, as well as certified copies of such appointed directors’ passports or South African identity documents, as applicable.

3.

At Closing, each Party listed in Schedule 1.1.52 shall deliver or ensure that there is delivered to the Company, NET1 and BLT (or made available to the Company’s, NET1’s or BLT’s reasonable satisfaction):

3.1	Approvals

to the extent that any such Party is marred in community of property, the written consent of such Party’s spouse authorising the subscription by such Party for his pro-rata share of the M5 Subscription Shares in accordance with the terms of the M5 Subscription Agreement.

4.	At Closing, MS15 shall deliver or ensure that there is delivered to the Company, NET1 and BLT (or made available to the Company’s, NET1’s and BLT’s reasonable satisfaction):

4.1	Approvals

4.1.1	a certified copy of the minutes of a meeting of the board of directors of MS15:

4.1.2	including a resolution authorising the subscription by MS15 for the MS15 Subscription Shares in accordance with the terms of the MS15 Subscription Agreement; and

4.2	Other

a certificate issued not more than 30 (thirty) days prior to the date of delivery thereof by MS15 to BLT, NET1 and the Company 3C, by a recognised, reputable, independent and accredited BEE verification agency appointed by MS15 and reasonably acceptable to BLT, NET1 and the Company (each acting reasonably), certifying that MS15 has the Black Interest as at the Implementation Date.

5.	At Closing, SPV1 shall deliver or ensure that there is delivered to the Company (or made available to the Company’s reasonable satisfaction):

5.1	Approvals

certified copies of the minutes of meetings of the board of directors of SPV1, including resolutions authorising the subscription by SPV1 for the SPV1 Subscription Shares in accordance with the terms of the SPV1 Subscription Agreement, with effect from the Implementation Date.

6.	At Closing, SPV2 shall deliver or ensure that there is delivered to the Company (or made available to the Company’s reasonable satisfaction):

6.1	Approvals

certified copies of the minutes of meetings of the board of directors of SPV2, including resolutions authorising the subscription by SPV2 for the SPV2 Subscription Shares in accordance with the terms of the SPV2 Subscription Agreement, with effect from the Implementation Date.

7.	At Closing, SPV3 shall deliver or ensure that there is delivered to the Company (or made available to the Company’s reasonable satisfaction):

7.1	Approvals

certified copies of the minutes of meetings of the board of directors of SPV3, including resolutions authorising the subscription by SPV3 for the SPV3 Subscription Shares in accordance with the terms of the SPV3 Subscription Agreement, with effect from the Implementation Date.

8.	At Closing, the Subscribing Parties shall take any other action required to give effect to the Transaction Documents.

Part C: General

All documents and items delivered at Closing pursuant to this Schedule and clause 9 of the Agreement shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item), the documents and items delivered in accordance with each of the Transaction Documents and as set out in the Master Implementation Agreement and this Schedule 9 shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

SCHEDULE 13.2

INDEPENDENT EXPERT

1.	Goldman Sachs

2.	Barclays Capital

3.	Deutsche Bank

4.	Bank of America Merrill Lynch

5.	Rand Merchant Bank

6.	Morgan Stanley

7.	JP Morgan

8.	Investec

9.	Standard Bank

10.	UBS

11.	HSBC

12.	BNP Paribas

13.	Citi Bank

14.	Commerzbank